As of the close of business on November 8, 2002, the net assets of OFFIT California Municipal
Fund ("OFFIT Fund"), a series of The OFFIT Investment Fund, Inc., were acquired by the Evergreen Offit California Municipal Bond Fund in exchange for shares of the Fund. Select shares of OFFIT Fund received Class I shares of the Fund. As OFFIT Fund contributed the majority of the net assets and shareholders to the Fund, the accounting and performance history of OFFIT Fund has been carried forward.

As of the close of business on November 8, 2002, the net assets of OFFIT National Municipal
Fund ("OFFIT Fund"), a series of The OFFIT Investment Fund, Inc., were acquired by the Evergreen Offit National Municipal Bond Fund in exchange for shares of the Fund. Advisor shares and Select shares of OFFIT Fund received Class A and Class I shares of the Fund, respectively. As OFFIT Fund contributed the majority of the net assets and shareholders to the Fund, the accounting and performance history of the OFFIT Fund has been carried forward.

As of the close of business on November 8, 2002, the net assets of OFFIT New York Municipal
Fund ("OFFIT Fund"), a series of The OFFIT Investment Fund, Inc., were acquired by the Evergreen Offit New York Municipal Bond Fund in exchange for shares of the Fund. Advisor shares and Select shares of OFFIT Fund received Class A and I shares of the Fund, respectively. As OFFIT Fund contributed the majority of the net assets and shareholders to the Fund, the accounting and performance history of OFFIT Fund has been carried forward.